Exhibit 10.10

BELDEN SUPPLEMENTAL EXCESS DEFINED CONTRIBUTION PLAN

(Restated Effective January I, 2014)

Table of Contents
ARTICLE I 3
PREAMBLES 3
Section 1.1 Establishment of Plan    3
Section 1.2 Purpose    3
Section 1.3 Interpretation and Governing law    3
ARTICLE II    4
DEFINITION 4
ARTICLE III    7 ELIGIBILITY TO PARTICIPATE    7
Section 3.1 Participation and Eligibility Requirements    7
Section 3.2 Determination of Eligibility    7
Section 3.3 Termination of Participation    7
ARTICLE IV    8
SUPPLEMENTAL CONTRIBUTIONS 8
Section 4. 1 Supplemental Matching Contributions    8
Section 4.2 Supplemental Elective Deferral Contributions    8
ARTICLE V    10
SEPARATE ACCOUNTS 10
Section 5.1 Types of Separate Accounts    10
Section 5.2 Interest    10
ARTICLE Vl    11
BENEFITS 11
Section 6.1 Benefits    11
Section 6.2 Death Benefits    11
ARTICLE Vll    12
DISTRIBUTION OF BENEFITS 12
Section 7.1 Time and Form of Benefits    12
Section 7.2 One-Time Election to Change the Time and Form of Payments for Benefits Earned and Vested as of December 31, 2014 12
Section 7.3 Elections 13
ARTICLE Vlll    14
FUNDING 14
Section 8.1 Funding of the Plan 14

Section 8.2 Right to Assets    14
Section 8.3 No Guarantee of Benefits    14
Section 8.4 Change in Control    14
ARTICLE IX    16
AMENDMENT OR TERMINATION OF THE PLAN 16
Section 9.1 Amendment or Termination    16
Section 9.2 Effect of Amendment or Termination    16
Section 9.3 Adoption by Subsidiaries    17
ARTICLE X    18
PLAN ADMINISTRATOR 18
Section 10.1Appointment    18
Section 10.2 Authority    18
Section 10.3 Indemnification    18
ARTICLE Xl    19
CLAIMS FOR BENEFITS 19
Section 11.1Submission of Claims    19
Section 11.2 Denial of Claims    19
Section 11.3 Review of Denied Claims    19
ARTICLE XII    20
MISCELLANEOUS PROVISIONS 20
Section 12.1Participant's Rights 20
Section 12.2 Information to be Furnished    20
Section 12.3 Alienation    20
Section 12.4 Construction 21
Section 12.5 Severability 21
Section 12.6 Liability 21

ARTICLE I

PREAMBLES

Section 1.1 Establishment of Plan
Effective August 1, 1993, Belden, Inc. (the "Company" and formerly known as Belden Wire & Cable Company) established the Belden, Inc. Supplemental Excess Defined Contribution Plan (the "Plan" and fmmerly known as the Belden Wire & Cable Company Supplemental Excess Defined Contribution Plan) as an unfunded program of deferred compensation for highly compensated employees and their Beneficiaries. The Plan was subsequently amended on November 30, 2000; January 1, 2001; immediately before the Effective Time, as defined in the agreement and Plan of Merger by and among Cable Design Technologies Corporation, BC Merger Corp. and Belden, Inc. dated as of February 4, 2004, as an1ended; and January I, 2005. The Plan is now amended and restated in its entirety to provide additional distribution options, with an effective date of January 1, 2014.

Section 1.2 Purpose
The Plan was adopted to ensure the overall effectiveness of the Company's compensation program in attracting, retaining and motivating qualified senior management and highly compensated employees. By providing for payment of benefits that will supplement the benefits otherwise provided by the Belden Retirement Savings Plan ("Savings Plan") as amended from time to time (and any tax- qualified plan adopted as a successor to the Savings Plan).

This Plan shall be binding on the Company and any successor company into which or with which the Company or any constituent part thereto may be merged or consolidated, or to which the Company or any constituent part thereof may sell or distribute by way of liquidation or otherwise any or all of its assets.

Section 1.3 Interpretation and Governing Law
This Plan is intended to constitute an unfunded progran1 maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees consistent with the requirements of Sections 201(2), 301(a)(3) and 40l(a)(l) and 409A of the Employee Retirement Income Security Act of 1974 ("ERISA").

ARTICLE II

DEFINITIONS

2.1    "Change of Control" means
(A)    the purchase or other acquisition by any person, entity or persons acting as a group, as described in Treasury Regulation Section l.409A-3(i)(5), or any comparable successor provisions, of beneficial ownership of thirty percent (30%) or more of either the outstanding shares of common stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally,
(B)    at any time a majority of the Board of Directors of the Company is comprised of persons other than Continuing Directors (for purposes of this subsection (B), Continuing Directors shall mean a member of the Board of Directors who was either (i) first elected or appointed to the Board prior to the date of this Plan; or (ii) subsequently elected or appointed to tl1e Board by a majority of the then Continuing Directors),
(C)    any reorganization or recapitalization of the Company which would result in a Change of Control as otherwise described in this Section 2.2, or
(D)    a liquidation or dissolution of the Company or the sale of over forty percent (40%) of the fair market value of the Company's assets.
2.2    "Code" means the Internal Revenue Code of 1986, as amended from time to time.
2.3    "Company" means Belden Inc., a Delaware corporation.
2.4    "Compensation" means gross earnings. Compensation shall also include compensation not otherwise includible in the Employee's gross income by reason of any reductions for contributions in the fo1m of voluntary salary reductions due to a qualified or nonqualified cash or deferred arrangement of the Employer or due to a cafeteria plan of the Employer maintained pursuant to Code Section 125 (including any amounts not available to the Participant in cash in lieu of group health coverage because the Participant is unable to certify that he has other healtl1 coverage even if those amounts technically are not Code Section 125 deferrals) or due to pre-tax transportation accounts maintained pursuant to Code Section 132(f)(4). Compensation shall exclude those items listed in Appendix A of the Savings Plan and any Compensation paid to a terminated Participant after the Participant's last regular paycheck and any other fo1ms of extraordinary Compensation.
2.6    "Deferral Plan" means the Belden Inc. Deferred Compensation Plan, as amended from time to time.
2.7    "Employee" means any person employed by the Employer who is covered m1der the terms of the Savings Plan and who is a member of a select group of management or is a highly compensated employee as specifically designated by the Company, in its sole discretion.
2.8    "Employer" means Belden Inc. and such other entity that may adopt this Plan pursuant to Section 9.3 of the Plan.

2.9    "Participant" means an Employee who has met the eligibility conditions of Article III and is selected by the Company to participate under this Plan.

2.10    "Plan" means the Belden Supplemental Excess Defined Contribution Plan as amended from time to time.

2.11    "Plan Administrator" means the person or persons appointed to administer the Plan in accordance with Article X of the Plan.

2.12    "Plan Year" means the twelve (12) month period beginning January I and ending the following December 31.

2.13    "Savings Plan" means the Belden Retirement Savings Plan, as amended from time to time.

2.14    "Separate Account" means the accounts maintained in the name of a Participant pursuant to Section 5 .1 of the Plan.

2.15    "Separation from Service" means:
(A)    The Employee's death, retirement or other termination of employment, from the Company (and all businesses under a controlled group of corporations or trades or businesses under common control with the Company within the meaning of Code Sections 414(b) or 414(c), an affiliated service group within the meaning of Code Section 4l 4(n), or any other entity required to be aggregated with the company under Code Section 414(0) determined based on an "at least 80%" measure in all cases, hereafter referred to as "Affiliates"). A Separation from Service shall not be considered to have occurred and the Employee's employment relationship is treated as continuing while the Employee is on military leave, sick leave or other bona fide leave of absence if such period of leave does not exceed 6 months or, if longer, so long as the Employee's right to reemployment is provided by statute or by contract. If the period of leave exceeds 6 months and such reemployment rights are not provided, then the Employee is deemed to have a Separation from Service as of the first date immediately following such 6-month period.
(B)    A Separation from Service will occur as of a specified date if the facts and circumstances indicate that (1) the Company and the Employee reasonably anticipated that no further services would be performed after that date or (2) the level of bona fide services the Employee would perfo1m after that date (whether as an employee or an independent contractor) would permanently decrease to 20% or less of the average level of bona fide services perfom1ed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of such services, if less than 36 months).
(C)    The Employee is presumed to (1) have incurred a Separation from Service from the Company and all Affiliates (as described in subsection 2.15 (A) above) where the level of bona fide services the Employee performs after such date decreases to a level equal to 20% or less of the average level of services performed by the Employee over the immediately preceding 36- month period (on the full period of such services, if less than 36 months); and (2) not to have incurred a Separation from Service from the Company and all Affiliates (as described in subsection 2.15 (A) above) where the level of bona fide services the Employee performs after such date continues at a level equal to 50% or more of the average level of services performed by the Employee over the immediately preceding 36-month period (or the full period of such services, if less than 36 months). These presumptions can be rebutted by showing that the Company and the Employee reasonably anticipated that there either would or would not have been a Separation from Service in accordance with paragraph (B).

2.16    "Supplemental Elective Deferral Contributions" means the contributions credited to a Participant under the Plan pursuant to Section 4.2.

2.17    "Supplemental Matching Contributions" means the Employer contributions credited to a Participant under the Plan pursuant to Section 4.1.

2.18    "Trust" means the Trust Agreement Establishing the Trust by and between Belden Wire & Cable Compa11y (For the Supplemental Excess Defined Contribution Plan) and CG Trust Company, now Prudential Bank & Trust, F.S.B., effective January 1, 2001, as amended from time to time, and a11y successor agreement thereto. Such Trust constitutes an unfunded arrangement and will not affect the status of the Plan as an unfunded plan for purposes of Title I of ERISA.
Other terms used herein but not defined shall have the same meaning as defined in the Savings Plan. The masculine gender shall include both sexes; the singular shall include the plural and the plural the singular, unless the context otherwise requires.

ARTICLE III

ELIGIBILITY TO PARTICIPATE

Section 3.1 Participation and Eligibility Requirements
A Participant in the Plan as of December 31, 2013 shall remain a Participant in the Plan as of January I, 2014. Thereafter, each Employee of the Employer who is selected by the Plan Administrator with approval from the Chief Executive Officer, who as designated in writing, has met the eligibility requirements of the Savings Plan and whose benefits under the Savings Plan are limited due to Code Section 401(a)(l 7), Code Section 415 and/or Code Section 402(g) shall become a Participant hereunder on the date designated by the Company.
Section 3.2 Determination of Eligibility
The eligibility of each Employee to become a Participant under the Plan shall be determined by the Plan Administrator with approval from the Chief Executive Officer, the decision of which shall be final and binding upon all persons with an interest under the Plan.
Except as specifically herein provided to the contrary, the rights of any former Participant who terminated employment with the Employer prior to August 1, 1993 shall be determined without regard to the provisions of this Plan. The benefit payable to a Participant who retired or terminated employment prior to January 1, 2014 shall be an amount determined in accordance with the provisions of the Plan as in effect at the time of such retirement or Separation from Service.
Section 3.3 Termination of Participation
A Participant shall cease to be a Participant under the Plan if he is no longer determined to be a highly compensated Employee, a member of a select group of management, or is no longer determined to be a Participant by the Plan Administrator with approval from the Chief Executive Officer. Any Participant who terminated employment and who is rehired by the Employer may, upon his return to service, become a Participant again if and when such former Participant meets the eligibility requirements of Section 3.1 of the Plan. If a Participant ceases to be a Participant in the Savings Plan, he shall cease to be a Participant under this Plan on the date he ceases to be a Participant in the Savings Plan.
Upon a termination of participation, a Participant shall be eligible to receive any benefit payable under the Plan upon his Separation from Service at the time specified pursuant to Article VII,

ARTICLE IV

SUPPLEMENTAL CONTRIBUTIONS

Section 4.1 Supplemental Matching Contributions
As of the last day of each month, the Separate Account of each Participant shall be credited with Supplemental Matching Contributions equal to the smn of:

(A)    the amount with respect to which Matching Contributions m1der the Savings Plan are limited for such month due to the provisions of Sections 40l(a)(l7), 401(k)(3) and 415 of the Code;
(B)    the amount with respect to which Matching Contributions under the Savings Plan are limited for such month due to the limits under Sections 40l(a)(l 7), 40l(k)(3), and 415 of the Code and 402(g) on Elective Deferrals as long as Supplemental Elective Deferrals are deferred from Compensation in accordance with a duly executed and filed compensation reduction authorization form; and
(C)    the amount that would have been contributed by an Employer under the Savings Plan for such month if the Participant had not participated in the Deferral Plan and had made contributions under the Savings Plan with respect to the compensation deferred m1der the Deferral Plan in accordance with his election in effect for such month under the Savings Plan and the provisions of the Savings Plan in effect for such month without regard to any limitations imposed by Section 415 of the Code.
Section 4.2 Supplemental Elective Deferral Contributions
As of the last day of each month, the Separate Account of each Participant shall be credited with Supplemental Elective Deferral Contributions equal to the Elective Deferral Contributions, as defined in the Savings Plan, that would have been credited to the Savings Plan on his behalf for such month except for the provisions of Sections 401(a)(l7), 402(g), 401(k)(3), and Section415 of the Code and that were deferred from his Compensation in accordance with a duly executed and filed compensation reduction authorization form.
Effective January 1, 2005, the compensation reduction authorization form for Deferrals after December 31, 2004 must be completed for:

(A)Participants who were eligible on December 31, 2004, in the taxable year preceding January 1, 2005;
(B)New Participants after January 1, 2005, within 30 days of eligibility and the election will apply to service performed after the election; and

(C)     Subsequent elections, in the taxable year preceding the year in which the services will be performed and the completed form must be received by the Plan Administrator at least 30 days (six months, effective June 30, 2008) prior to the January 1 in which the election is effective.

ARTICLE V

SEPARATE ACCOUNTS

Section 5.1 Types of Separate Accounts
Each Participant shall have established in his nan1e a Separate Account which shall reflect the contributions as well as interest thereon credited to him pursuant to Article IV and Section 5.2.

Section 5.2 Interest
Each month, the Separate Account of a Participant shall be deemed to earn, and, as of the last day of such month, shall be credited with, a rate of interest equal to the average rate earned in the Stable Value Fund of the Savings Plan during such month. However, if the Plan is funded in accordance with the provisions of Article VIII, the Separate Account of the Participant shall be allocated a pro-rata share of the investment gains/(losses) of the Trust fund.

ARTICLE VI

BENEFITS

Section 6.1 Benefits
The benefit payable to a Participant under the Plan shall be the amount at the time of distribution in the Separate Account established in the Participant's name pursuant to Article V.
Section 6.2 Death Benefits
In the event a Participant dies before his interest under the Plan has been distributed to him in full, any remaining interest, or portion thereof, shall be determined pursuant to Section 6.1 and distributed to his beneficiary who shall be the person designated as his beneficiary under the Savings Plan. Such benefit shall be payable in a lump sum equal to the death benefit payable under the Savings Plan, determined as if the provisions of the Savings Plan providing for the limitation of compensation and benefits in accordance with Code Section 401(a)(l 7), and/or Code Section 415 were inapplicable, less the lump sum of the death benefit actually payable under the Savings Plan.

ARTICLE VII

DISTRIBUTION OF BENEFITS

Section 7.1 Time and Form of Benefits

(A)Effective January 1, 2008, the benefits payable to or on behalf of a Participant as determined under Section 4.1 of Article IV shall be paid in the form of a single lump sum equal to the Participant's benefits determined hereunder, regardless of any prior election.
(B)Effective January 1, 2014, an active Participant can elect in writing, on or before June 30th of each year, to receive the benefit accrued during the next following calendar year in the form of:
(i)    a single lump sum, payable on the later of February 1st of the year following the calendar year of the Participant's Separation from Service and sixth months after the Participant Separates from Service;
(ii)    in 5 annual installments payable beginning the later of February 1st of the year following the calendar year· of the Participant's Separation from Service and six months after the Participant's Separation from Service; or
(iii)    in 10 annual installments payable beginning on February 1st following the second anniversary of the Participant's Separation from Service.
Installment payments elected under this Section 7.l(B)(ii) or (iii) will equal the Separate Account on each payment date divided by "n," where "n" equals the number of installment payments remaining.
(C)The failure of an active Participant to make a written election to change the time or form of payment as provided in Section 7.l(B) shall cause such benefit to be paid in the form of a single lump sum equal to the Participant's benefit determined hereunder, in accordance with Section 7.l(A). Notwithstanding the foregoing, an election under Section 7.1(B) shall be effective for any benefits accrued on and after the effective date of the election until such time that the Participm1t provides a different election in accordance with Section 7.l(B).

Section 7.2 One-Time Election to Change the Time and Form of Payments for Benefits Earned and Vested as of December 31, 2014
Effective January 1, 2014, active Participants may elect to change the time m1d form of payment for benefits earned and vested as of December 31, 2014. Any change to a Participant's current election (to receive a single lump sum on the later of February !st of the year following the year of the Participant's Separation from Service or six months after the date of the Participant's Separation from Service, or if earlier, the Participant's death) must be provided in writing no later than April I, 2014 and will include an election to commence payment of the Participant's benefits earned and vested as of December 31, 2014 in the form of:

(A)a single lump sum, payable on February !st of the year following the Participant's sixth year anniversary of his Separation from Service;
(B)annual installments over 5 years, payable beginning on February !st of the year following the Participant's sixth anniversary of his Separation from Service; or
(C)annual installments over 10 years, payable beginning on February !st of the year following the Participant's sixth anniversary of his Separation from Service.
Installment payments elected under this Section 7.2(B) or (C) will equal the Separate Account on each payment date divided by "n," where "n" equals the number of installment payments remaining.
An election made under this Section 7.2 shall not be valid until April I, 2015. Should a Participant Separate from Service prior to April I, 2015 the Participant's benefit shall be distributed on the later of February Ist of the year following the calendar year of the Participant's Separation from Service and 6 months following the Participant's Separation from Service, in the form of a single lump smn.

Section 7.3 Elections
A Participant may only change his election as to the time and form of payment in accordance with Sections 5.I and 5.2, unless otherwise provided by the Plan Administrator.

ARTICLE VIII

FUNDING

Section 8.1 Funding of the Plan
The Plan, at all times, shall be entirely 1m:funded and shall constitute merely the unsecured promise of the Company to make the payments as provided for in the Plan. No Participant nor any other person shall have, by reason of this Plan, any rights, title or interest of any kind in or to any property of the Company, nor any beneficial interest in any trust which may be established by the Company in connection with this Plan nor any guarantee that assets of the Company will be sufficient to pay benefits under this Plan. If the Company transfers any property to the Trust in connection with this Plan, such Trust shall not be held for the exclusive benefit of the Participants and any assets held in such Trust shall be subject to the claims of the Company's general creditors in the event of the Company's insolvency.

Section 8.2 Right to Assets
The rights of the Participant or any beneficiary of a Participant shall be those of an unsecured creditor. Any insurance policy or other asset acquired by the Employer shall be deemed to not be held in trust for the benefit of the Participant or to be collateral security for the performance of the obligations of the Company, but shall remain a general, unpledged, and unrestricted asset of the Company.

Section 8.3 No Guarantee of Benefits
Nothing contained in this Plan shall constitute a guarantee by the Company or any other entity or person, that the assets of the Company will be sufficient to pay the benefits hereunder.

Section 8.4 Change in Control
The occurrence of a Change in Control shall be determined finally and conclusively by the Plan Administrator and shall be evidenced by a letter signed by the duly appointed representative of the Plan Administrator, delivered to the Chief Executive Officer and the trustee, if any. If the Plan Administrator fails to act, the Chief Executive Officer or the trustee, if any, shall make and give notice of the determination of a Change in Control.

If a Change in Control occurs, failure of the Plan Administrator, the Chief Executive Officer or the trustee, if any, to take the action required in the preceding paragraph shall not affect in any manner the obligation of the company or the full right, title, and interest of each Participant wider this Plan to receive from the Company the full amount of the benefit payable hereunder and the entitlement of each Participant to receive such benefit from the Company shall be valid and enforceable by each Participant in any state or federal court of competent jurisdiction.

In the event of a Change of Control, the Company shall make, within thirty (30) days of such change, an irrevocable contribution to the Plan in an an1ount that is sufficient to pay all Plan Participants and their Beneficiaries the aggregate benefits to which they would be entitled pursuant to the terms of the Plan as of the date of the Change of Control (whether or not they are then entitled to receive such benefits), and shall thereafter make further irrevocable contributions to the Trust on a current basis as, and in the amount that, such benefits accrue.

A Participant shall become 100% vested in the benefit payable under this Plan upon a Change of Control.

In no event will the Company make an irrevocable contribution to the Plan at any time within the 12-month period that begins 6 months before the date the Company terminates an underfunded pension plan sponsored by the Company or at any time during any period that the Company maintains a qualified pension plan that is in at-risk status (as defined in section 430(i)) or while the Company is in bankruptcy proceedings.

ARTICLE IX

AMENDMENT OR TERMINATION OF THE PLAN

Section 9.1 Amendment or Termination
The Company acting through its Board of Directors reserves and shall have the right at any time to modify, amend, or terminate in whole, or in part, any or all provisions of the Plan at any time.

The Company also reserves the right to cause an acceleration of the time and fom1 of payment of benefits to Participants upon termination of the Plan where the acceleration of such payment is made in accordance with one of the following provisions:

(A)    Change of Control: At the discretion of the Company, provided that termination of the Plan occurs within the period beginning 30 days before and ending twelve (12) months after the Change of Control; and (b) al 1 other arrangements sponsored by the Company that would be aggregated with this arrangement under Treas. Reg. §l.409A-I (c) are also terminated (such aggregation being determined by assuming all Participants affected by the Change of Control have a benefit under any such other arrangement).
(B)    Discretionary Termination: At the discretion the Company, provided that (a) termination of the Plan that does not occur proximate to a downturn in the financial health of the Company; (b) all other arrangements sponsored by the Company that would be .aggregated with this arrangement under Treas. Reg.§l.409A-I (c) are also terminated (such aggregation being determined by assuming that all Participants have a benefit under any such other arrangement);(c) no payments in liquidation of the Plan, other than payments that would have been made under this Plan had the termination not occurred, are made from the Plan within twelve (12) months of the date the Company has taken all necessary action to irrevocably terminate and liquidate this Plan (the "Termination Date");(d) all benefits are fully distributed within twenty-four (24) months of the Termination Date; and (e) the Company does not adopt a new arrangement that would be aggregated under Treas. Reg. §1.409A-l(c) with this Plan (such aggregation being determined by assuming that all Participants will have a benefit under any new arrangement) within five (5) years following the Termination Date.

Section 9.2 Effect of Amendment or Termination
No amendment or termination of the Plan shall directly or indirectly deprive m1y current or fonner Participant or beneficiary of all or any portion of any benefit payment that commenced prior to 'the effective date of such amendment or termination.

Section 9.3 Adoption by Subsidiaries
Any subsidiary of the Company which at the time is not an Employer may, with the consent of the Company, adopt the Plan and become an Employer hereunder by causing an appropriate written instrument evidencing such adoption to be executed pursuant to the authority of its Board of Directors and filed with the Company.

ARTICLE X

PLAN ADMINISTRATOR

Section 10.1 Appointment
The Board of Directors shall appoint a Plan Administrator. Any person including, but not limited to, the Employer or Employees of the Employer, shall be eligible to serve as Plan Administrator.

Section 10.2 Authority
The primary responsibility of the Plan Administrator is to administer the Plan, subject to the specific terms of the Plan. The Plan Administrator shall have the discretionary authority to detem1ine all questions related to eligibility for benefits and to construe the terms and conditions of the Plan. Any detennination by the Plan Administrator shall be conclusive and binding upon all persons. The Plan Administrator may establish procedures, correct any defect, supply any information, or reconcile any inconsistency in such a manner and to such extent as shall be deemed necessary or advisable to carry out the purpose of the Plan. Any rules, regulations or procedures that may be necessary for the proper administration or functioning of this Plan that are not covered inthis Plan shall be promulgated and adopted by the Plan Administrator.

The Plan Administrator may delegate any of its powers, authorities, or responsibilities for the operation and administration of the Plan to any person or committee so designated in writing by it and may employ such attorneys, agents, and accountants as it may deem necessary or advisable to assist it in carrying out its duties hereunder.

Section 10.3 Indemnification
The Company agrees to indemnify and hold the Plan Administrator harmless against any and all claims, losses, damages, expenses and liabilities which he may incur in the exercise and performance of his powers and duties hereunder, unless same is determined to be due to gross negligence or willful misconduct.

ARTICLE XI

CLAIMS FOR BENEFITS

Section 11.1 Submission of Claims
Participants shall make claims for benefits under the Plau in writing following such procedures, including deadlines aud documentation requirements, aud using such forms, as are prescribed by the Plau Administrator. Claims which are approved by the Plau Administrator shall be paid as soon as administratively feasible.

Section 11.2 Denial of Claims
If a Pmticipant's claim for benefits under this Plan is denied, the Plan Administrator shall provide notice to the Participaut in writing of the denial. The notice shall be written in a manner calculated to be understood by the Participaut aud shall include:

(A)the specific reason or reasons for denial;
(B)specificreferences tothepertinent Plan provisions onwhichthedenialisbased;
(C)a description of any additional material or information necessary for the applicaut to perfect the claim aud an explanation of why such material or information is necessary; aud
(D)anexplanationofthePlau'sclaimsreviewprocedures.

Section 11.3 Review of Denied Claims
If a claim for benefits is denied, the Participant, at his sole expense, may appeal the denial to the Plan Administrator within sixty (60) days of the receipt of written notice of the denial. If, upon receipt of this appeal, the Plan Administrator determines that the Pmticipant is not entitled to the benefits claimed, he shall afford the Participa11t or his representative a reasonable opportunity to appear personally before him, to submit issues and comments in writing, and to review pertinent documents. The Plau Administrator shall render its final decision with the specific reasons therefor in writing aud shall trausmit it to the Participaut by certified mail within sixty (60) days of any such appearauce.

ARTICLE XII

MISCELLANEOUS PROVISIONS

Section 12.1 Participant's Rights
This Plan shall not be deemed to constitute a contract between the Employer and any Participant or to be a consideration or an inducement for the employment of any Participant or Employee. Nothing contained in this Plan shall be deemed to give any Participant or Employee the right to be retained in the service of the Employer or to interfere with any right of the Employer to discharge any Participant or Employee at any time regardless of the effect which such discharge shall have upon him as a Participant of this Plan.

Neither the establishment of this Plan nor any amendment, nor the payment of any benefit, will be construed as giving to any Participant or other person any legal or equitable right against the Employer or Plan Administrator.

Section 12.2 Information to be Fnrnished
Pmticipants shall provide the Employer or Plan Administrator with such information and evidence and shall sign such documents as may reasonably be requested from time to time for thepurposeofadministrationofthePlan.

Section 12.3 Alienation
No benefit which shall be payable to any Participant shall be subject in any mmmer to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be void; and no such benefit shall in any manner be liable for or subject to, the debt, contracts, liabilities, engagements or torts of any such person, nor shall it be subject to attachment or legal process for or against such person, and the same shall not be recognized by the Plan Administrator, except to such extent as may be required by law.

Section 12.4 Construction
This Plan shall be construed and enforced according to the laws of the State of Indiana.

Section 12.5 Severability
If any provision of this Plan shall be held by any court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be. fully effective, unless the removal of the invalid or unenforceable provision would substantially defeat the basic intent, purpose and spirit of this Plan.

Section 12.6 Liability
Nothing contained in this Plan shall impose on any officer, director or Employee of the Employer any personal liability for any benefit due a Participant pursuant to this Plan.

IN WITNESS WHEREOF, this Plan is hereby restated effective January l, 2014.

BELDEN INC.